Exhibit 99.2

                                                                  NEWS
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KeySpan Corporation                                       For Immediate Release


Contacts:   Investors                                     Media Relations
            George Laskaris                               Ed Yutkowitz
            718.403.2526                                  718.403.2523


        KeySpan Announces Successful Remarketing of Senior Notes Due 2008
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Brooklyn,  New York, March 21, 2005 - KeySpan  Corporation (NYSE: KSE) announced today the successful remarketing of $394.88 million aggregate principal amount of its Senior Notes due May 16, 2008, which formed part of its outstanding 8.75% MEDS Equity Units. The Senior Notes were remarketed at a price of 101.311% of the $50 principal amount of the Senior Notes. As a result of the remarketing, the annual interest rate on the Senior Notes will remain at 4.90%, and the Senior Notes will no longer form a part of the MEDS Equity Units. Pursuant to the terms of the MEDS Equity Units and the Senior Notes, the holders of $65.12
million  aggregate   principal  amount  of  the  Senior  Notes  elected  not  to participate in the remarketing and will remain outstanding at the 4.90% reset rate.

The remarketing is scheduled to close on March 24, 2005. J.P. Morgan Securities Inc. is the remarketing agent for the transaction. Proceeds of the remarketed Senior Notes will be used to purchase a portfolio of U.S. Treasury securities that will be pledged to secure the MEDS Equity Units' obligations under the stock purchase contract component of the MEDS Equity Units. The proceeds in excess of the purchase price of the portfolio of U.S. Treasury securities, net of the remarketing agent's fee, were equal to $847,754 (or approximately $0.1073 per Corporate MEDS Equity Unit) and will be distributed to holders who were record holders of the MEDS Equity Units on March 18, 2005.

On May 16, 2005, upon settlement of the stock purchase contract, KeySpan Corporation will deliver between approximately 10.9 million and 13.0 million shares of its common stock.

"We are very pleased with the success of the remarketing of KeySpan's MEDS Equity Units," said Gerald Luterman, Executive Vice President and Chief Financial Officer. "This deal was well received in the market, supported by KeySpan's strong credit position and liquidity."

This  press  release  does  not  constitute  an  offer  of any  securities.  The remarketing will only be made pursuant to a prospectus supplement and accompanying prospectus which, when finalized, may be obtained from J.P. Morgan Securities Inc, 270 Park Ave, New York, NY 10017, Attn: Investment Grade Syndicate Desk, 212-834-4533.


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KeySpan Corporation's long-term debt is rated `A' (stable outlook) by Standard &
Poor's and `A3' (negative outlook) by Moody's Investor Services.


A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts, and New Hampshire that serve 2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies that offer energy-related products, services, and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State, with approximately 6,600 megawatts of generating capacity that provides power to
1.1 million customers of the Long Island Power Authority (LIPA) on Long Island and supplies approximately 25 percent of New York City's capacity needs. KeySpan also operates LIPA's transmission and distribution system under contract to LIPA. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution, storage, and production. KeySpan has headquarters in Brooklyn, New England, and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.

Certain  statements  contained  herein  are  forward-looking  statements,  which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecasted or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of the carrying value of our investment in certain unregulated subsidiaries and natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.



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